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                                                                     Exhibit 21

                                     FORM OF
                                 TRUST AGREEMENT


                  This Agreement made this day of , 1999, by and between Shorewood Packaging Corporation, a New York corporation (the "Company"), and ___________ (the "Trustee");

                  WHEREAS, Company has adopted the Shorewood Packaging Corporation Employee Severance Plan (the "Plan"); and

                  WHEREAS, Company may incur liability under the terms of the Plan upon a Change in Control (as defined in the Plan); and

                  WHEREAS, Company wishes to establish a trust (hereinafter called "Trust") and to contribute to the Trust, subject to the terms hereof, assets that shall be held therein, subject to the claims of Company's creditors in the event of Company's Insolvency, as herein defined, until paid to Plan participants and their beneficiaries in such manner and at such times as specified in the Plan; and

                  WHEREAS, subject to the terms hereof, it is the intention of Company to make contributions to the Trust to provide itself with a source of funds to assist it in the meeting of its liabilities, if any, under the Plan;

                  NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

                  SECTION 1.  ESTABLISHMENT OF TRUST

                  (a) Company hereby deposits with Trustee in trust the sum of one hundred dollars ($100), which shall become the principal of the Trust to be held, administered and disposed of by Trustee as provided in this Trust Agreement.

                  (b) The Trust hereby established is revocable by Company; provided, however, that it shall be irrevocable upon a Change in Control.


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                  (c) The Trust is intended to be a grantor trust, of which
Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended (the "Code"), and shall be construed accordingly.

                  (d) The principal of the Trust, and any earnings thereon, shall be held separate and apart from other funds of Company and shall be used exclusively for the uses and purposes of Plan participants and general creditors as herein set forth. Plan participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan and this Trust Agreement shall be mere unsecured contractual rights of Plan participants and their beneficiaries against Company. Any assets held by the Trust will be subject to the claims of Company's general creditors under federal and state law in the event of Insolvency, as defined in Section 3(a) herein.

                  (e) Immediately prior to a Change in Control, the Chief Executive Officer of Company (or his or her designee) (such individual, the "CEO") shall authorize a cash contribution to be made to the Trust in an amount equal to the amount that, in the determination of Company, is sufficient to pay each Plan participant or beneficiary the benefits to which Plan participants or their beneficiaries would be entitled pursuant to the terms of the Plan as of the date of the Change in Control assuming each participant terminated employment as of such date under circumstances giving rise to payment of benefits under the Plan. In addition, Company shall also fund, an expense reserve for Trustee in the amount of $100,000. After a Change in Control, Trustee may compel any contribution that is required under the Trust.

                  SECTION 2. PAYMENTS TO PLAN PARTICIPANTS AND THEIR BENEFICIARIES.

                  (a) Upon the occurrence of a Change in Control, the Company shall deliver to Trustee a schedule (the "Payment Schedule") that indicates the amounts payable in respect of each Plan participant (and his or her beneficiaries), that provides a formula or other instructions acceptable to Trustee for determining the amounts so payable, the form in which such amount is to be paid (as provided for or available under the Plan), and the time of commencement for payment of such amounts. Except as otherwise provided herein, Trustee shall make payments to the Plan participants and their beneficiaries in accordance with such Payment Schedule. The Trustee shall make provision for the reporting and withholding of any federal, state or local taxes that may be required to be withheld with respect to the payment


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of benefits pursuant to the terms of the Plan and shall pay amounts withheld to the appropriate taxing authorities or determine that such amounts have been reported, withheld and paid by Company.

                  (b) The entitlement of a Plan participant or his or her beneficiaries to benefits under the Plan shall be determined under the Plan, and any claim for such benefits shall be considered and reviewed under the procedures, if any, set out in the Plan.

                  (c) Company may make payment of benefits directly to Plan participants or their beneficiaries as they become due under the terms of the Plan. Company shall notify Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to participants or their beneficiaries. In addition, if the principal of the Trust, and any earnings thereon, are not sufficient to make payments of benefits in accordance with the terms of the Plan, Company shall make the balance of each such payment as it falls due.

                  SECTION 3. TRUSTEE RESPONSIBILITY REGARDING PAYMENTS TO TRUST BENEFICIARY WHEN COMPANY IS INSOLVENT.

                  (a) Trustee shall cease payment of benefits to Plan participants and their beneficiaries if the Company is Insolvent. Company shall be considered "Insolvent" for purposes of this Trust Agreement if (i) Company is unable to pay its debts as they become due, or (ii) Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

                  (b) At all times during the continuance of this Trust, as provided in Section 1(d) hereof, the principal and income of the Trust shall be subject to claims of general creditors of Company under federal and state law as set forth below.

                           (1) The Board of Directors and the Chief Executive Officer of Company shall have the duty to inform Trustee in writing of Company's Insolvency. If a person claiming to be a creditor of Company alleges in writing to Trustee that Company has become Insolvent, Trustee shall, in its sole discretion, determine whether Company is Insolvent and, pending such determination, Trustee shall discontinue payment of benefits to Plan participants or their beneficiaries.


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                           (2) Unless Trustee has actual knowledge of Company's
         Insolvency, or has received notice from Company or a person claiming to be a creditor alleging that Company is Insolvent, Trustee shall have no duty to inquire whether Company is Insolvent. Trustee may in all events rely on such evidence concerning Company's solvency as may be furnished to Trustee and that provides Trustee with a reasonable basis for making a determination concerning Company's solvency.

                           (3) If at any time Trustee has determined that Company is Insolvent, Trustee shall discontinue payments to Plan participants or their beneficiaries and shall hold the assets of the Trust for the benefit of Company's general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Plan participants or their beneficiaries to pursue their rights as general creditors of Company with respect to benefits due under the Plan or otherwise.

                           (4) Trustee shall resume the payment of benefits to Plan participants or their beneficiaries in accordance with Section 2 of this Trust Agreement only after Trustee has determined that Company is not Insolvent (or is no longer Insolvent).

                  (c) Provided that there are sufficient assets, if Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Plan participants or their beneficiaries under the terms of the Plan for the period of such discontinuance, less the aggregate amount of any payments made to Plan participants or their beneficiaries by Company in lieu of the payments provided for hereunder during any such period of discontinuance, plus interest on such unpaid amount, determined for the period commencing on the date such amount should have been paid and ending on the date of such payment, at an annual rate equal to the prime rate (as in effect from time to time at[ ]Bank).

                  SECTION 4.  PAYMENTS TO COMPANY.

                  Except as provided in Section 3 hereof, after the Trust has become irrevocable, Company shall have no right or power to direct Trustee to return to Company or to divert to others any of the assets of the Trust before
(a) all payments


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of benefits have been made to Plan participants and their beneficiaries pursuant to the terms of the Plan and (b) all expenses of the Trust have been paid.

                  At any time prior to the Trust becoming irrevocable, Company shall have the right or power to direct Trustee to return to Company any of the assets of the Trust.

                  SECTION 5.  INVESTMENT AUTHORITY.

                  (a) All rights associated with assets of the Trust shall be exercised by Trustee or the person designated by Trustee, and shall in no event be exercisable by or rest with Plan participants.

                  (b) Trustee shall not be liable in discharging its duties hereunder if it acts for the exclusive benefit of Plan participants and their beneficiaries, in good faith and as a prudent person would act in accomplishing a similar task and in accordance with the terms of this Trust Agreement and any applicable federal or state laws, rules or regulations.

                  (c) Subject to investment guidelines agreed to in writing from time to time by Company and Trustee prior to a Change in Control, Trustee shall have the power in investing and reinvesting the assets of the Trust in its sole discretion:

                           (1) To invest and reinvest in any readily marketable common and preferred stocks, bonds, notes, debentures (including convertible stocks and securities but not including any stock or security of Trustee other than a de minimis amount held in a mutual fund), certificates of deposit or demand or time deposits (including any such deposits with Trustee) and shares of investment companies and mutual funds, including any proprietary mutual funds of Trustee, without being limited to the classes or property in which Trustee is authorized to invest by any law or any rule of court of any state and without regard to the proportion any such property may bear to the entire amount of the assets of the Trust;

                           (2) To commingle for investment purposes all or any portion of the assets of the Trust with assets of any other similar trust or trusts established by Company with Trustee;

                           (3) To retain any property at any time received by Trustee;


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                           (4) To sell or exchange any property held by it at
         public or private sale, for cash or on credit, to grant and exercise options for the purchase or exchange thereof, to exercise all conversion or subscription rights pertaining to any such property and to enter into any covenant or agreement to purchase any property in the future;

                           (5) To participate in any plan of reorganization, consolidation, merger, combination, liquidation or other similar plan relating to property held by it and to consent to or oppose any such plan or any action thereunder or any contract, lease, mortgage, purchase, sale or other action by any person;

                           (6) To deposit any property held by it with any protective, reorganization or similar committee, to delegate discretionary power thereto, and to pay part of the expenses and compensation thereof any assessments levied with respect to any such property to deposited;

                           (7) To extend the time of payment of any obligation held by it;

                           (8) To hold uninvested any moneys received by it, without liability for interest thereon, but only in anticipation of payments due for investments, reinvestments, expenses or disbursements;

                           (9) To exercise all voting or other rights with respect to any property held by it and to grant proxies, discretionary or otherwise;

                           (10) For the purposes of the Trust, to borrow money from a bank to issue its promissory note or notes therefor, and to secure the repayment thereof by pledging any property (including but not limited to any insurance policies) held by it;

                           (11) To employ and rely upon suitable contractors and counsel, who may be counsel to Company or to Trustee, and to pay their reasonable expenses and compensation from the assets of the Trust to the extent not paid by the Company;

                           (12) To register investments in its own name or in the name of a nominee; to hold any investment in bearer form; and to combine certificates representing securities with certificates of the same issue held by it in


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         other fiduciary capacities or to deposit or to arrange for the deposit of such securities with any depository, even though, when so deposited, such securities may be held in the name of the nominee of such depository with other securities deposited therewith by other persons, or to deposit or to arrange for the deposit of any securities issued or guaranteed by the United States government, or any agency or instrumentality thereof, including securities evidenced by book entries rather than by certificates, with the United States Department of the Treasury or a Federal Reserve Bank, even though, when so deposited, such securities may not be held separate from securities deposited therein by other persons; provided, however, that no securities held in the Trust shall be deposited with the United States Department of the Treasury or a Federal Reserve Bank or other depository in the same account as any individual property of Trustee, and provided, further, that the books and records of Trustee shall at all times show that all such securities are part of the assets of the Trust;

                           (13) To settle, compromise or submit to arbitration any claims, debts or damages due or owing to or from the Trust, respectively, to commence or defend suits or legal proceedings to protect any interest of the Trust, and to represent the Trust in all suits or legal proceedings in any court or before any other body or tribunal; provided, however, that Trustee shall not be required to take any such action unless it shall have been indemnified by Company to its reasonable satisfaction against liability or expenses it might incur therefrom;

                           (14) To hold and retain policies of life insurance, annuity contracts, and other property of any kind which policies are contributed to the Trust by Company or are purchased by Trustee;

                           (15) To hold any other class of assets which may be contributed by Company and that is deemed reasonable by Trustee, unless expressly prohibited herein; and

                           (16) Generally, to do all acts, whether or not expressly authorized, that Trustee may deem necessary or desirable for the protection of the assets of the Trust.


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                  SECTION 6.  DISPOSITION OF INCOME.

                  During the term of this Trust, all income received by the Trust, net of expenses and taxes, shall be accumulated and reinvested.

                  SECTION 7.  ACCOUNTING BY TRUSTEE.

                  Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between Company and Trustee. Within ninety (90) days following the close of each calendar year and within thirty (30) days after the removal or resignation of Trustee, Trustee shall deliver to Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation, setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be.

                  SECTION 8.  RESPONSIBILITY OF TRUSTEE.

                  (a) Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by Company which is contemplated by, and in conformity with, the terms of the Plan or this Trust and is given in writing by Company. In the event of a dispute between Company and a party, Trustee may apply to a court of competent jurisdiction to resolve the dispute.

                  (b) If Trustee undertakes or defends any litigation arising in connection with this Trust, Company agrees to indemnify Trustee against Trustee's costs, expenses and liabilities (including, without limitation, attorneys' fees and expenses) relating thereto and to be primarily liable for such payments.


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                  (c) Trustee may consult with legal counsel (who may also be counsel for Company generally) with respect to any of its duties or obligations hereunder.

                  (d) Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals and rely on advice given by such professionals to assist it in performing any of its duties or obligations hereunder.

                  (e) Trustee shall have, without exclusion, all powers conferred on Trustees by applicable law, unless expressly provided otherwise herein, provided, however, that if an insurance policy is held as an asset of the Trust, Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy.

                  (f) Notwithstanding any powers granted to Trustee pursuant to this Trust Agreement or to applicable law, Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of section 301.7701-2 of the Procedure and Administrative Regulations promulgated pursuant to the Code.

                  SECTION 9. COMPENSATION AND EXPENSES OF TRUSTEE.

                  Company shall pay administrative and Trustee's fees and expenses. If such payments are not made within a reasonable time, the Trustee may charge the Trust for such fees and expenses.

                  SECTION 10. RESIGNATION AND REMOVAL OF TRUSTEE.

                  (a) Trustee may resign at any time by written notice to Company, which shall be effective sixty (60) days after receipt of such notice unless Company and Trustee agree other wise.

                  (b) Trustee may be removed by Company on sixty (60) days notice or upon shorter notice accepted by Trustee; provided, however, that on and after the occurrence of a Change in Control,Trustee may only be removed by the


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affirmative vote of not less than three-fourths (3/4) of the participants in the
Plan (or their beneficiaries, as applicable).

                  (c) Upon resignation or removal of Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed as soon as practicable, but in any event within sixty (60) days after receipt of notice of resignation, removal or transfer.

                  (d) If Trustee resigns or is removed, a successor shall be appointed, in accordance with Section 11 hereof, by the effective date of resignation or removal under paragraphs (a) or (b) of this section. If no such appointment has been made, Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

                  SECTION 11.  APPOINTMENT OF SUCCESSOR.

                  (a) If Trustee resigns or is removed in accordance with
Section 10 hereof, Company may appoint, subject to Section 11(b) below, any third party national banking association with a market capitalization exceeding $1,000,000,000 to replace Trustee upon resignation or removal. The successor Trustee shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust. The former Trustee shall execute any instrument necessary or reasonably requested by Company or the successor Trustee to evidence the transfer.

                  (b) If Trustee resigns within two years after a Change in Control, the appointment by Company of a successor trustee in accordance with
Section 11(a) above shall be subject to the approval of a two-thirds majority of the Plan participants.

                  (c) The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing assets of the Trust, subject to Sections 7 and 8 hereof. The successor Trustee shall not be responsible for and Company shall indemnify and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.


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SECTION 12.  AMENDMENT OR TERMINATION.

                  (a) This Trust Agreement may be amended by a written instrument executed by Trustee and Company. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plan or shall make the Trust revocable after it has become irrevocable in accordance with Section 1(b) hereof.

                  (b) The Trust shall not terminate until the date on which Plan participants and their beneficiaries are no longer entitled to benefits pursuant to the terms of the Plan and all expenses of the Trust have been paid unless sooner revoked in accordance with Section 1(b) hereof. Upon termination of the Trust, any assets remaining in the Trust shall be returned to Company.

                  (c) No provision of this Trust Agreement may be amended by Company in any manner adverse to Plan participants and beneficiaries following a Change in Control.

SECTION 13.  MISCELLANEOUS.

                  (a) Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

                  (b) Benefits payable to Plan participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

                  (c) This Trust Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                  (d) For purposes of this Trust, a "Change in Control" shall have the meaning ascribed to such term in the Plan.

                  (f) For purposes of this Section 13, "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under Section 12 of the Exchange Act.

                  (g) For purposes of this Section 13, "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act.


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                  (h) For purposes of this Section 13, "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

                  (i) For purposes of this Section 13, "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

SECTION 14.  EFFECTIVE DATE.

                  The effective date of this Trust Agreement shall be    , 1999.


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                  IN WITNESS WHEREOF, this instrument has been executed as of the day and year first above written.


                        SHOREWOOD PACKAGING CORPORATION


                        By:
                           -----------------------------
                        Title:
                              --------------------------

                        [TRUSTEE]


                         By:
                            ----------------------------
                         Title:
                               -------------------------


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